Exhibit 99.1

September 6, 2005

Mr. and Mrs. Herbert M. Sandler

Chairmen of the Board

Golden West Financial Corporation

World Savings Bank

1901 Harrison Street

Oakland, CA 94612

Dear Herb and Marion:

As you know, I am now 80 and have recently experienced some health problems. With great sadness, I have to advise you that I feel that I must now retire from the Golden West Financial Corporation Board of Directors and the various subsidiary boards of which I am a member.

I’ve enjoyed my many years on Golden West’s Board of Directors and hope that the company has benefited from my participation. I must confess, however, that when we first met and joined forces, I would not have predicted what a tremendous success the company would be, and I can’t begin to tell you how very proud I am to have been a part of it all.

Helene and I wish you all the best and very much appreciate the friendship that we have enjoyed together over the many decades. Please be assured that I will be watching your future progress very closely and cheering from the sidelines.

Sincerely,

/s/ Louis J. Galen
Louis J. Galen